EXHIBIT ITEM 10(ii)A(1)

FIRST ADDENDUM
TO EMPLOYMENT CONTRACT OF CHARLES T. CHRIETZBERG, JR.

This First Addendum (“First Addendum”) to the Employment Contract of Charles T. Chrietzberg, Jr., dated January 1, 2005 (the “Agreement”), between Charles T. Chrietzberg, Jr. “Chrietzberg” and Monterey County Bank “Monterey”, is made effective this 1st day of January, 2006, and is by this reference incorporated therein.

Chrietzberg and Monterey amend the following provisions:

C.            COMPENSATION

1.             Salary. For Executive’s services hereunder, Bank shall pay or cause to be paid as annual gross base salary to Executive the amount of not less than $300,000 during each of the remaining years of the Term, beginning with the Effective Date. Executive shall also, so long as he serves on the Board of Directors, be entitled to director’s fees on the same basis as paid to outside directors, if the Board of Directors does not exclude him from such directors’ fees. The Board of Directors shall also, from time to time, and at least once each calendar year grant such additional “merit” increases, if any, in the base salary as are determined after review to be appropriate in the discretion of the Board of Directors. Executive’s salary shall be payable in equal installments in conformity with Bank’s normal payroll periods as in effect from time to time.

D.            EXECUTIVE BENEFITS

5.             Bonus. For the calendar year 2006, and for each full calendar year remaining in the Term completed by Executive pursuant to this Agreement, he shall be entitled to an Incentive Bonus determined in accordance with this paragraph. The Incentive Bonus shall equal the lesser of (i) $300,000, or (ii) the sum of the ROA Bonus and the ROE Bonus, determined in accordance with the Exhibit D-4. This bonus shall be payable in January of the year following completion of the year on which it is based, or as soon thereafter as is practical after the Bank’s certified public accountants have delivered their report on the Bank’s condition and results of operations for the year.

Except as expressly modified in this First Addendum, the terms of the Agreement shall remain in full force and effect and any inconsistency between this First Addendum and the Agreement shall be resolved in favor of this First Amendment.

IN WITNESS WHEREOF, this Addendum is executed as of the day and year first above written.

BANK:	MONTEREY COUNTY BANK

By:	/s/Bruce Warner
Bruce Warner
Executive Vice President and
Chief Operating Officer

EXECUTIVE:	/s/Charles T. Chrietzberg, Jr.
Charles T. Chrietzberg, Jr.

EXHIBIT D-4

CALCULATION OF BONUS

The ROA and ROE Bonuses shall be based on the Bank’s pretax return on average assets and beginning equity using the following amounts.

ROA	ROA BONUS	ROE	ROE BONUS
1.1%	$10,000	11%	$10,000
1.2%	$20,000	12%	$20,000
1.3%	$30,000	13%	$30,000
1.4%	$40,000	14%	$40,000
1.5%	$50,000	15%	$50,000
1.6%	$60,000	16%	$60,000
1.7%	$70,000	17%	$70,000
1.8%	$80,000	18%	$80,000
1.9%	$90,000	19%	$90,000
2.0%	$100,000	20%	$100,000
2.1%	$120,000	21%	$120,000
2.2%	$140,000	22%	$140,000
2.3%	$160,000	23%	$160,000
2.4%	$180,000	24%	$180,000
2.5%	$200,000	25%	$200,000
2.6%	$220,000	26%	$220,000
2.7%	$240,000	27%	$240,000
2.8%	$260,000	28%	$260,000
2.9%	$280,000	29%	$280,000
3.0%	$300,000	30%	$300,000

MAXIMUM COMBINED — $300,000, or $600,000 minus non—bonus salary excluding compensation, if any, for vacation not taken) for the year. The return’s shall be calculated before deduction for any annual performance bonuses, but after deduction for commissions and bonuses paid on a monthly basis.